EXHIBIT 99.3

First Quarter Fiscal 2015 Earnings Prepared Comments

Ashland released results for the quarter ended December 31, 2014, at approximately 5 p.m. Eastern Time today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Tuesday, January 27, 2015, at 10:00 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation.
We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland began fiscal 2015 just as it finished 2014, on a strong note. Adjusted earnings grew 30 percent from the year-ago quarter driven by healthy mix, higher margins and lower operating costs. Despite significant currency headwinds, each commercial unit posted year-over-year margin gains that led to strong earnings growth. We continued to execute on our strategy of refining the portfolio by completing the elastomers divestiture, and we completed the previously launched 10b5-1 stock repurchase program.

Ashland reported earnings of $0.57 per share from continuing operations for the first quarter. This included an after-tax loss of $57 million related to the elastomers divestiture. When adjusting for this and other key items, earnings per share from continuing operations were $1.46, a 30 percent increase over prior year.

Ashland’s sales were nearly $1.4 billion, a decrease of 3 percent from prior year. Normalizing for currency and divestitures, sales would have increased 1 percent. Ashland Specialty Ingredients (ASI) continues to see good revenue growth in the personal care and adhesives product lines, with currency-adjusted sales up 10 percent and 5 percent, respectively. Ashland Performance Materials (APM) continues to execute well against its strategy of upgrading mix, leading to an 8 percent increase in currency-adjusted sales within composites. At ValvolineTM, strong performances in the Do-It-Yourself (DIY) and Do-It-For-Me (DIFM) channels offset destocking among international distributors, leading to a 1 percent increase in sales from prior year.

Adjusted EBITDA grew 11 percent, to $262 million, primarily due to improved business and product mix, good pricing discipline, lower input costs and reduced selling, general and administrative (SG&A) expenses.

Ashland’s global restructuring program, which is targeting $200 million in cost savings as part of a broad-based plan to improve the company’s competitive position, is on track to be largely complete by the end of the second quarter of fiscal 2015. At the end of December, Ashland had achieved approximately $175 million in annualized run-rate savings.

During the quarter, Ashland completed the sale of the elastomers division to Lion Copolymer for $120 million, which is in keeping with our strategy of divesting low-margin, non-core assets and investing in higher-margin, faster-growing and more stable businesses. After making necessary working capital adjustments, net proceeds from the sale were $106 million.

Ashland repurchased $127 million of Ashland stock during the quarter, completing the 10b5-1 program that was launched last August. In total, Ashland has invested nearly $1.1 billion in stock repurchases over the past nine months. Approximately $270 million remains under the current $1.35 billion share repurchase authorization program.

Slide 4: Key Items Affecting Income

In total, three key items had a net unfavorable impact on EPS from continuing operations of $0.89 in the first quarter.

1)	The first key item is a $57 million after-tax loss from the sale of the elastomers division.
2)	The second key item is a $4 million after-tax charge related to a cash payment made to Ashland’s retired CEO in lieu of stock under the company’s long-term incentive compensation program.
3)	The third key item is a $1 million after-tax charge related to global restructuring activities.

There were no unusual items affecting income in the year-ago quarter.

Slide 5: Adjusted Results Summary

Positive mix in each of Ashland’s commercial units, lower input costs, disciplined pricing and net savings from the global restructuring program drove an 11 percent increase in EBITDA versus prior year. This was in spite of significant currency headwinds which negatively affected sales by $32 million and earnings by $8 million.

ASI posted good results within Consumer Specialties, led by strength in the personal care and pharmaceutical excipient markets. Industrial Specialties reported soft results in European and Latin American construction and North American energy markets. This weakness was somewhat offset by another solid quarter within adhesives. APM posted solid earnings growth after another strong performance from composites. This was somewhat offset by lower butanediol (BDO) pricing within Intermediates and Solvents (I&S). Valvoline posted a record first quarter for profitability, with solid results from the DIFM and DIY channels.

Gross margin increased 260 basis points from prior year driven by lower input costs and good pricing discipline. This, coupled with savings from the global restructuring program that reduced SG&A expenses by $19 million, drove a 24 percent increase in operating income. SG&A as a percent of sales declined 80 basis points from prior year, to 17.5 percent, in what is Ashland’s seasonally weakest quarter. This puts us well on our way to achieving our targeted SG&A level. In total, good mix, margin expansion and reduced costs led to Ashland’s EBITDA margin increasing 230 basis points from the prior year quarter, to 18.8 percent. Ashland’s first-quarter results represent good progress toward its EBITDA margin target of 20 percent.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

Improved business and product mix offset foreign exchange (FX) headwinds and soft European and Latin American construction and North American energy markets, leading to another quarter of year-over-year EBITDA growth. Strong performances within our personal care and adhesives lines of business were offset by currency (-2%) and guar (-3%), leading to a 3 percent decline in sales. Excluding the effect of these, sales increased 2 percent from prior year. Gross margins expanded 180 basis points driven by mix and improved manufacturing cost execution. Savings from the global restructuring program led to a $6 million year-over-year decline in SG&A. Overall, business performance in the quarter was driven by strong mix and cost discipline, contributing to a 210-basis-point improvement in EBITDA margin, to 21.2 percent.

Consumer Specialties’ sales were flat with the prior year, but rose 2 percent when adjusting for currency. Particular strength came from the personal care and pharmaceutical excipient lines of business. This was offset by weakness in the nutrition market, where some of our lower-margin product lines are experiencing increased competitive pressure. Regionally, we saw strength in North America and Asia.

Within Industrial Specialties, sales declined 6 percent year over year (down 4% currency adjusted). Sales were negatively affected by weak construction markets in Europe, our previously announced exit from the guar powder product line, and reduced demand for our products sold into the energy market. The adhesives line of business posted another solid quarter, with revenues increasing 5 percent from prior year. We continue to see strong demand within the coatings market, although capacity constraints within our HEC production facilities have limited our growth. However, to help meet that growing demand, we recently completed the first phase of expanding our HEC lines in Nanjing, China, with new volume to be available beginning later this quarter. This first phase of the two-phase HEC expansion at Nanjing is expected to be a $10-$12 million annual revenue opportunity.

Looking ahead over the balance of the fiscal year, we expect continued growth in personal care, pharmaceutical, coatings and adhesives. However, we expect this growth to be somewhat offset by reduced demand in the construction and energy markets. We also expect FX to remain a headwind for the rest of the year, but be partially offset by lower raw material costs. Lastly, as part of our strategy to continually upgrade the portfolio, we recently closed our redispersible powder (RDP) production line in China. The exit of this low-margin business is expected to reduce annualized sales by approximately $30 million beginning in the middle of the current quarter, but be marginally accretive to EBITDA. As a result, and based on what we see today, we expect ASI’s full-year sales to be flat to down 2% from prior year. Growth in high-margin areas of the business, improved mix, aggressive new product and application development, and lower overall costs should lead to full-year EBITDA margin exceeding 23 percent.

For the fiscal second quarter, we expect good growth in the higher-margin areas of the business.  However, based on where foreign exchange rates were at the beginning of January, we expect the combination of currency (-4%), continued weakness in construction and energy markets (-2%), our exit from the RDP product line (-1%) and powder guar market (-1%) to more than offset that growth. As a result, we expect ASI’s sales in the second quarter to decline 3.5-4.5 percent from a year ago. However, we expect the combination of improved business mix, higher margins, and reduced SG&A expenses to deliver a 200-300 basis point increase to EBITDA margin over prior year.

Slide 7: Ashland Performance Materials – Adjusted Results Summary

Good composites volumes and lower input costs contributed to a strong quarter for APM, with EBITDA increasing 27 percent versus the year-ago period. Excluding elastomers, volumes grew 3 percent, driven by strong composites results across all regions. Currency (-3%), the elastomers divestiture (-5%), and lower BDO pricing (-2%) were headwinds to year-over-year sales. Adjusting for these items, sales grew 3 percent. Gross margin expanded 390 basis points, primarily due to lower input costs and an unplanned shutdown at an I&S plant in the prior-year quarter.

Overall composites volumes grew approximately 8 percent from prior year. We continued to see good composites growth in both North America and China, with revenues growing in the high single-digit range in each region. While mining and building and construction markets remain sluggish globally, we continue to see growth in the transportation and heavy-truck markets. In North America, the recreational marine market has begun to show strength, and in China our pollution control systems continue to do well in the flue gas desulfurization market. Overall, composites revenues grew 5 percent from the prior year and 8 percent when adjusting for currency.

I&S sales declined 14 percent from prior year on lower volumes, pricing and currency headwinds. BDO capacity continues to expand globally, exerting pressure on prices. Versus the prior year period, I&S revenues fell by $7 million due to softer BDO pricing. This was somewhat offset by lower feedstock costs. We expect prices to continue declining over the course of fiscal 2015, leading to a $20 million headwind to revenue, consistent with our prior expectations.

Looking to the second quarter, we expect mid-single-digit volume growth on a year-over-year basis in composites driven by continued customer wins in Asia. However, we expect the effects of the elastomers divestiture, continued BDO pricing pressure and the pass-through of lower input costs to our composites customers, to lead to a decline in sales of approximately 25 to 27 percent from prior year. EBITDA margin is expected to be 10.5-11.0 percent, down from 11.6 percent in the prior-year period. Composites volume gains and cost savings from the global restructuring are expected to partially offset the BDO pricing headwind. For modeling purposes, the prior-year period included approximately $4 million of equity income from the recently divested ASK joint venture. In addition, as a result of the elastomers divestiture, we expect depreciation and amortization (D&A) to be approximately $14 million each quarter going forward.

Slide 8: Valvoline – Adjusted Results Summary

Good mix and margin expansion led to an 11 percent increase in EBITDA from the year-ago period. Continued strength across the installer channel and successful promotions drove sales growth in the DIY channel more than offsetting currency headwinds (-2%), delivering 1 percent sales growth over the prior year. Lower input costs provided a tailwind to the quarter, contributing to the 160 basis point year-over-year increase to EBITDA margin. It is worth noting that the prior-year period contained $6 million from a favorable arbitration ruling on a commercial agreement. Excluding this, EBITDA grew 20 percent.

Valvoline Instant Oil ChangeSM (VIOC) maintained strength in the quarter posting same-store sales growth of nearly 5 percent at company-owned sites. Additionally, VIOC added 29 units across the network over the past year, which contributed to a 7 percent increase in the total number of oil changes versus prior year. Within the DIFM channel, our non-captive installer line of business posted the second consecutive quarter of mid-single-digit percentage sales growth over the prior year. Positive mix and successful promotions during the period led to a 3 percent sales increase for the DIY channel. Distributor destocking and general softness in the heavy-duty market negatively affected the international channel, as volumes declined 3 percent and sales fell 8 percent from the prior year. Currency adjusted, international sales declined 2 percent. Overall mix continued to improve, with premium-branded lubricant sales volume increasing to 38.4 percent, a 260-basis-point increase from prior year.

Base oil price declines announced during the fall were the primary driver to the 210-basis-point increase to gross profit margin year over year. We expect another base oil price decrease, which was announced late in the December quarter, to positively affect our fiscal second-quarter results. However, we expect this benefit to be somewhat offset by continued strength of the US dollar.

Looking ahead to the second quarter, we expect volume to increase 2-3 percent driven by continued strength in our VIOC channel, although net sales should be relatively flat with prior year due to pricing adjustments. Improved gross margins should lead to EBITDA margin of approximately 19.5-20.0 percent.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 9: Fiscal First Quarter 2015 – Corporate Items

Ashland’s restructuring program continues to progress as expected. Through the first quarter, Ashland has achieved approximately $175 million in run-rate savings. We continue to expect substantially all of the targeted $200 million in annual savings to be in place by the end of the current quarter.

Corporate income is now expected to be $25-$30 million for the full year, down from management’s prior expectation of $35-$40 million. The decrease is primarily driven by stranded costs related to the elastomers divestiture.

The adjusted effective tax rate for the quarter was 25.0 percent, higher than our prior expectation. The increase was driven primarily by geographic income mix. Our businesses posted stronger results in higher-tax-rate regions, principally the U.S. We expect this trend to continue for the balance of the year. As a result, we now expect our 2015 full-year tax rate to increase to 24-26 percent.

Trade working capital ended the quarter at 19.2 percent of sales. Our full-year expectation remains unchanged at approximately 18.5 percent in 2015.

Capital expenditures were $43 million in the quarter, and we continue to expect capital expenditures for the full year to be approximately $275-$300 million.

Ashland generated $7 million in free cash flow during the quarter. This is in line with normal seasonality and customary calendar year-end payment practices. We continue to expect free cash flow for the full year to be $290-340 million.

Ashland’s liquidity position remains very strong. At quarter end, Ashland had approximately $2.3 billion of available liquidity, with slightly more than $1.2 billion in cash. It is worth noting that almost all of this cash is held outside the U.S.

We continue to believe that Ashland’s stock remains undervalued and represents the best investment for our shareholders. We intend to complete the current share repurchase authorization using a $270 million accelerated share repurchase program that we plan to launch as soon as practicable.

Earlier this month, Ashland reached a settlement agreement to resolve certain disputes related to insurance for asbestos personal injury claims and received a cash payment of $398 million. This is expected to result in a $110-$130 million after-tax gain in the March quarter.

End of prepared remarks